Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI REPORTS FOURTH QUARTER AND FISCAL 2006 RESULTS

Outlines corporate initiatives for fiscal 2007

Milwaukee, Wis., October 12, 2006 – ARI (OTCBB:ARIS), a leading provider of technology-enabled business solutions that help equipment dealers build sales and profits, today reported increased revenues and net income for the fiscal year ended July 31, 2006.

Full Year Fiscal 2006 Highlights

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Revenues were $14.0 million for fiscal 2006, compared to revenues of $13.7 million in fiscal 2005.

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Operating income was $2.07 million for fiscal 2006, compared to operating income of $2.15 million in the prior fiscal year.

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Net income was $3.2 million or $0.49 per diluted share for fiscal 2006, compared to net income of $2.8 million or $0.42 per diluted share in fiscal 2005.

Fourth Quarter Fiscal 2006 Highlights

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Revenues were $3.4 million for the fourth quarter of fiscal 2006, compared to revenues of $3.6 million for the same period in the prior year.

•

Operating income was $540,000 for the fourth quarter of fiscal 2006, compared to operating income of $524,000 for the fourth quarter of fiscal 2005.

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Net income was $725,000 or $0.11 per diluted share for the fourth quarter of fiscal 2006, compared to net income of $1.4 million or $0.20 per diluted share for the comparable prior period.

Operations Review

Brian E. Dearing, chairman and chief executive officer of ARI, said the fourth quarter results were affected by a number of one-time events – some positive, some negative.  These included revenue reversals, recognition of deferred tax assets based on updated forecasts of the Company’s U.S. operations, recognition of a gain related to a vendor contract settlement, and reversal of accrued long-term bonuses related to the departure of an executive.  “Excluding these events, our results for the fourth quarter were basically flat,” said Dearing.

“While we are disappointed that we did not generate more top-line growth in fiscal 2006, we made excellent progress in expanding our Dealer Marketing Services (DMS) business, which doubled during the year.  In addition, we maintained strong cash flow and significantly reduced our debt, to the point that as of the end of the fiscal year, we had one-and-a-half times again as much cash as debt,” said Dearing.

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ARI Reports Fourth Quarter and Fiscal 2006 Results

“Our Dealer Marketing Services business continued to build momentum.  We are very pleased with the market response and the increasing pace of new sales of these products.  We believe this continuing growth reflects the need our DMS offerings meets in the marketplace for manufactured equipment dealers who want to actively promote their business to their customers,” Dearing continued.

“Our strong cash flow enabled us to end the year with approximately the same cash balance we had at the beginning, while investing in new products and services, creating a dealer-direct channel in Europe, paying down debt and settling some disputed contracts.  We repaid $1.2 million, or $0.19 per share, in principal on our loans during the fiscal year, with our final payments still scheduled for December 2007,” said Dearing.

Dearing noted that the income tax benefit recognized in fiscal 2006 reflected the Company’s continual evaluation of its deferred tax assets, offset by a deferred tax valuation allowance.  The Company performs regular quarterly assessments of the likelihood of the realizability of the deferred tax assets based on the expected levels and sustainability of profits over a three-year period, which is the time frame for which the Company believes reasonable forecasting can be conducted.

Initiatives for Fiscal 2007

“Our four-part strategy to maintain and enhance our core electronic catalog business, expand our Dealer Marketing Services business, improve our European operations, and pursue synergistic acquisitions remains the same for fiscal 2007.  Our focus for the coming year, however, will be improved execution on each of these initiatives,” said Dearing.

“To help us accomplish this goal, we recently brought in Roy W. Olivier as vice president of global sales and marketing.  Roy has a very strong background in our market as well as a track record of strategic and tactical execution in growing businesses.  His first priority is to strengthen and expand our relationships with original equipment manufacturers and distributors to drive increased revenues and build stronger ties with our dealer customers, both in North America and internationally,” said Dearing.

“Improving our European operation is a major emphasis for the year.  While the performance of our office in the Netherlands has not met our expectations, a bright spot is our relationship with Harley-Davidson Motor Company.  A new agreement signed in July includes the deployment of our PartSmart® electronic parts catalog for use by over 300 Harley and Buell dealers in Europe, the Middle East and Africa.  We expect that we will begin to see the benefits of this new agreement in the first quarter of fiscal 2007,” said Dearing.

“Finally, we are still working hard to identify and complete one or more strategic acquisitions to add revenue, products, and customers to the ARI portfolio,” Dearing added.

Outlook for Fiscal 2007

“Our overall objective is to build a solid business that can sustain double-digit organic revenue growth over the long term.  For fiscal 2007, we expect to work toward that goal by ramping up our revenue growth rate during the year, with strong growth coming from our new Dealer Marketing Services business.  We expect operating income to be approximately flat or perhaps to improve slightly as we continue to invest in the Dealer Marketing Services business and improving the European operation,”

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ARI Reports Fourth Quarter and Fiscal 2006 Results

Dearing said.  “In addition, we expect to continue to de-lever the business by paying off an additional $1.6M (approximately $0.26 per share) of debt according to its terms during the fiscal year.”

About ARI

ARI is a leading provider of electronic parts catalogs and related technology and services to increase sales and profits for dealers in the manufactured equipment markets.  ARI currently provides approximately 96 parts catalogs (many of which contain multiple lines of equipment) for approximately 71 equipment manufacturers in the U.S. and Europe.  Approximately 81,000 catalog subscriptions are provided through ARI to approximately 29,000 dealers and distributors in approximately 89 countries in a dozen segments of the worldwide equipment market including outdoor power, power sports, ag equipment, recreation vehicle, floor maintenance, auto and truck parts aftermarket, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI also provides dealer marketing services, including technology-enabled direct mail, email and an award-winning dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in England and France providing marketing and support of its products and services.

Fourth Quarter Earnings Conference Call

ARI’s Fourth Quarter Conference Call is scheduled for Thursday, October 12, 2006 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time.  If you would like to participate, please pre-register at https://www.myrcplus.com/rsvp-index.asp?BWebID=&CID=1578254.  At that time you will be provided with the numbers to use to join the conference call.  A replay of ARI’s conference call, as well as notes and financial information presented in the call, will also be available on ARI’s website, www.arinet.com, after 6:00 p.m. Central Time on Friday, October 13, 2006.  Click on the “Investor Relations” tab to access the information.

Statements in this news release, including the outlook for fiscal 2007, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning.  Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows.  The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements.  Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-KSB for fiscal year ended July 31, 2005 filed with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.  For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel: (414) 973-4380

Fax: (414) 973-4357

E-mail:  krajcir@arinet.com

ARI Network Services, Inc.

Statements of Operations

(In thousands, except per share data)

Preliminary

Three months ended	Twelve months ended
July 31	July 31

	2006	2005	2006	2005
Net revenues:
Subscriptions, support and other services fees	$2,587	$2,555	$10,320	$9,913
Software licenses and renewals	505	562	2,036	2,248
Professional services	344	506	1,646	1,500
	3,436	3,623	14,002	13,661
Operating expenses:
Cost of products and services sold:
Subscriptions, support and other services fees	337	265	990	877
Software licenses and renewals *	191	174	681	626
Professional services	54	191	330	455
	582	630	2,001	1,958

Depreciation and amortization (exclusive of amortization
of software products included in cost of products
and services sold)	104	73	382	263
Customer operations and support	286	246	1,141	1,030
Selling, general and administrative	1,624	1,882	7,185	7,141
Software development and technical support	300	268	1,224	1,123
Net operating expenses	2,896	3,099	11,933	11,515
Operating income	540	524	2,069	2,146
Other income (expense)
Interest expense	(46)	(59)	(191)	(199)
Other, net	39	(10)	132	15
Total other expense	(7)	(69)	(59)	(184)
Income before provision for income taxes	533	455	2,010	1,962
Income tax benefit (provision)	192	916	1,200	853
Net income	$725	$1,371	$3,210	$2,815

Average common shares outstanding:
Basic	6,184	6,044	6,130	5,992
Diluted	6,564	6,705	6,510	6,653
Basic and diluted net income (loss) per share:
Basic	0.12	$0.23	0.52	0.47

Diluted	0.11	$0.20	0.49	0.42

*  includes amortization of software products of $190, $153, $648 and $570, respectively and excluding other depreciation and amortization shown separately

ARI Network Services, Inc.

Consolidated Balance Sheet

(In thousands, except  share and per share data)

Preliminary

	July 31	July 31
ASSETS	2006	2005
Current Assets:
Cash	$3,584	$3,651
Trade receivables, less allowance for doubtful accounts of $103 and
$71 at July 31, 2006 and 2005, respectively	885	868
Work in Process	163	155
Prepaid expenses and other	254	203
Deferred income taxes	675	160
Total Current Assets	5,561	5,037
Equipment and leasehold improvements:
Computer equipment	5,084	4,813
Leasehold improvements	116	73
Furniture and equipment	2,057	1,702
	7,257	6,588
Less accumulated depreciation and amortization	6,275	5,893
Net equipment and leasehold improvements	982	695

Deferred income taxes	1,419	705

Other assets	6	10

Capitalized software product costs	11,557	10,927
Less accumulated amortization	10,089	9,441
Net capitalized software product costs	1,468	1,486

Total Assets	$9,436	$7,933

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable	$1,400	$1,200
Accounts payable	500	323
Deferred revenue	5,616	5,441
Accrued payroll and related liabilities	1,006	1,134
Accrued sales, use and income taxes	38	74
Accrued vendor specific liabilities	104	530
Other accrued liabilities	254	242
Current portion of capital lease obligations	-	4
Total Current Liabilities	8,918	8,948

Long term liabilities:
Notes payable (net of discount)	580	2,037
Long term payroll related	202	461
Other long term liabilities	48	96
Capital lease obligations	-	-
Total Long Term Liabilities	830	2,594

Shareholders' equity (deficit):
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 shares issued and outstanding
at July 31, 2006 and 2005, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 6,202,529 and 6,064,534 shares issued and outstanding
at July 31, 2006 and 2005, respectively	6	6
Common stock warrants and options	36	36
Additional paid-in-capital	93,838	93,751
Accumulated deficit	(94,192)	(97,402)
Total Shareholders' Equity (Deficit)	(312)	(3,609)

Total Liabilities and Shareholders' Equity (Deficit)	$9,436	$7,933

ARI Network Services, Inc

Consolidated Statements of Cash Flow

(In thousands)

Preliminary

Three months ended	Twelve months ended
July 31	July 31

	2006	2005	2006	2005
Operating activities
Net income	$723	$1,371	$3,210	$2,815
Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization of software products	190	153	648	570
Amortization of deferred financing costs, debt discount and
excess carrying value over face amount of notes payable	(9)	19	(53)	(39)
Depreciation and other amortization	104	73	382	263
Deferred income taxes	(191)	(865)	(1,229)	(865)
Stock issued as contribution to 401(k) plan	-	-	21	37
Net change in receivables, prepaid expenses and other short term assets	263	(316)	(72)	60
Net change in accounts payable, deferred revenue, accrued
liabilities and long term liabilities	(462)	150	(532)	(122)
Net cash provided by operating activities	618	585	2,375	2,719

Investing activities
Purchase of equipment and leasehold improvements	(175)	(185)	(669)	(417)
Software product costs capitalized	(162)	(147)	(630)	(1,086)
Net cash used in investing activities	(337)	(332)	(1,299)	(1,503)

Financing activities
Borrowings under notes payable	-	-	-	-
Payments under notes payable	(350)	(250)	(1,200)	(1,000)
Payments of capital lease obligations	-	(2)	(4)	(9)
Debt issuance costs incurred	-	-	-	-
Proceeds from issuance of common stock	1	18	61	87
Net cash used in financing activities	(349)	(234)	(1,143)	(922)
Net increase in cash	(68)	19	(67)	294
Cash at beginning of period	3,652	3,632	3,651	3,357
Cash at end of period	$3,584	$3,651	$3,584	$3,651

Cash paid for interest	$56	$67	$246	$264
Cash paid for income taxes	$3	$13	$3	$68

Noncash investing and financing activities

Redemption of common stock in connection with exercise of stock options	$-	$-	$54	$-
Issuance of common stock in connection with acquisitions	-	-	-	-
Redemption of equity to debt	-	-	-	-
Tax benefit of stock options exercised	-	-	-	-
Tax benefit of stock options exercised	5	-	5	-

Revenue by Location and Service

(In Thousands)

Three months ended	Twelve months ended
July 31	July 31

				Percent			Percent
		2006	2005	Change	2006	2005	Change

North American
Catalog subscriptions		$2,455	$2,536	-3%	$10,176	$9,952	2%
Catalog professional services		302	438	-31%	1,514	1,428	6%
Dealer marketing services		163	44	268%	485	258	88%
Dealer & distributor communications		251	312	-19%	882	1,065	-17%
Subtotal		3,171	3,330	-5%	13,057	12,703	3%

Rest of the World
Catalog subscriptions		209	247	-15%	788	900	-12%
Catalog professional services		56	45	100%	157	58	169%
Subtotal		265	292	-9%	945	958	-1%

Total Revenue
Catalog subscriptions		2,664	2,783	-4%	10,964	10,852	1%
Catalog professional services		358	483	-26%	1,671	1,486	12%
Dealer marketing services		163	44	268%	485	258	88%
Dealer & distributor communications		251	312	-19%	882	1,065	-17%
Total	$	$ 3,436	$3,622	-5%	$14,002	$13,661	2%